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                                                                    Exhibit 4.1

                                 PLANETCAD INC.


               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

                                       OF

                      SERIES B CONVERTIBLE PREFERRED STOCK

                                  MAY 23, 2002


     PlanetCAD Inc., a Delaware corporation (the "CORPORATION"), does hereby certify that pursuant to the authority contained in Article IV of the Corporation's Restated Certificate of Incorporation (its "CERTIFICATE OF INCORPORATION") and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation duly adopted the following resolution, which resolution remains in full force and effect on the date hereof:

     RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock of the Corporation be and hereby is established, consisting of 1,202,463 shares, $0.01 par value per share, to be designated the "Series B Convertible Preferred Stock" (the "SERIES B PREFERRED"); and that, subject to the limitations provided by law and by the Certificate of Incorporation, the voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof shall be as follows:

     1.   CERTAIN DEFINITIONS

          (a) "AVATECH MERGER" shall mean the proposed merger with Avatech Solutions, Inc. pursuant to that certain Agreement and Plan of Merger dated May 1, 2002.

          (b)  "BOARD" shall mean the Board of Directors of the Corporation.

          (c) "COMMON STOCK" shall mean the Common Stock, $.01 par value, of the Corporation.

          (d)  "CORPORATION" shall mean PlanetCAD Inc., a Delaware corporation.

          (e) "LIQUIDITY EVENT" shall mean (i) the liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, (ii) the sale of all or substantially all of the Corporation's assets or (iii) the participation by the Corporation in any merger or consolidation with any other entity that results in the holders of the Common Stock immediately before such transaction (assuming the conversion of all convertible securities and the exercise of all outstanding options) owning less than 51% of the combined entities (assuming the conversion of

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all convertible securities and the exercise of all outstanding options), unless such transaction has been approved by holders of more than 50% of the Series B Preferred; PROVIDED, HOWEVER, that under no circumstances will the Avatech Merger be deemed a Liquidity Event.

          (f) "ORIGINAL ISSUANCE DATE" for any share of the Series B Preferred shall mean the date on which such share of the Series B Preferred was originally issued.

          (g) "ORIGINAL SERIES B ISSUANCE PRICE" shall mean $0.36 per share for the Series B Preferred, as adjusted to reflect any stock splits, stock dividends or other recapitalizations involving the Series B Preferred.

     2. DIVIDENDS. Except as otherwise provided in SECTION 5 hereof, the holders of Series B Preferred shall be entitled to receive, out of any funds legally available therefor, dividends when, as and if declared by the Board, at the rate of seven percent (7%) per annum of the Original Series B Issuance Price, from the Original Issuance Date. Such dividends are (i) prior and in preference to any declaration or payment of any dividend or other distribution on Common Stock (other than a dividend payable in shares of Common Stock) or on any other class or series of capital stock ranking junior to the Series B Preferred with respect to dividends, (ii) PARI PASSU with any other shares of Preferred Stock entitled to participate PARI PASSU with the Series B Preferred with respect to dividends and (iii) subject to the rights of any series of Preferred Stock that ranks, with respect to dividends, senior to the Series B Preferred. Except as otherwise provided in SECTION 5 hereof, such dividends shall accrue on each share of Series B Preferred on a daily basis from the Original Issuance Date whether or not earned or declared and whether or not there shall be net assets or profits of the Corporation legally available for the payment of such dividends. Such dividends shall be cumulative, so that if such dividends with respect to any previous or current dividend period at the rate provided for herein have not been paid on all shares of Series B Preferred at the time outstanding, the deficiency shall be fully paid on such shares before any distribution shall be paid on, or declared and set apart for, Common Stock or any other class or series of capital stock ranking junior to the Series B Preferred with respect to dividends.

     3.   LIQUIDATION RIGHTS.

          (a) In the event of a Liquidity Event, after payment or provision for payment of the debts and other liabilities and obligations of the Corporation, the holders of Series B Preferred shall be entitled to receive for each share of Series B Preferred, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock, and subject to the rights of any series of Preferred Stock that ranks, on liquidation, senior to the Series B Preferred ("SENIOR SECURITIES"), but PARI PASSU with any other shares of Preferred Stock under the terms of which shall be entitled to participate PARI PASSU with the Series B Preferred upon liquidation, by reason of their ownership thereof, an amount equal to the Original Series B Issuance Price, plus an amount equal to all accumulated but unpaid dividends thereon to and including the date full payment is tendered to the Series B Preferred holders (collectively, the "SERIES B PREFERENCE AMOUNT"). If upon the occurrence of such event the assets and funds thus distributed among the holders of Series B Preferred and any other shares of Preferred Stock entitled to participate PARI PASSU with the Series B Preferred upon liquidation are insufficient to permit the payment to such holders of their full preferential amount

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described herein, then the entire assets and funds of the Corporation legally available for distribution, after satisfaction of the rights of any Senior Securities, shall be distributed ratably among the holders of the then outstanding Series B Preferred and any other shares of Preferred Stock entitled to participate PARI PASSU with the Series B Preferred upon liquidation, in proportion to the preferential amount that each such holder is otherwise entitled to receive.

          (b) The Corporation shall not consummate any transaction deemed to constitute a Liquidity Event until the provisions of this SECTION 3 have been satisfied.

     4. VOTING RIGHTS. Except as otherwise expressly provided herein or as required by Delaware law, the holders of shares of Series B Preferred shall be entitled to vote on all matters upon which holders of Common Stock have the right to vote, and with respect to such vote shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation and applicable law, and shall be entitled to a number of votes equal to the largest number of full shares of Common Stock into which such shares of Series B Preferred could be converted, pursuant to the provisions of SECTION 5 hereof, at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise expressly provided herein or to the extent class or series voting is otherwise required by law or agreement, the holders of shares of the Series B Preferred and the Common Stock shall vote together as a single class and not as separate classes on all matters. The Series B Preferred shall not have cumulative voting rights.

     5. CONVERSION. The outstanding shares of Series B Preferred shall be convertible into Common Stock as follows:

          (a)  VOLUNTARY AND AUTOMATIC CONVERSION.

               (i) VOLUNTARY CONVERSION. Each share of Series B Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series B Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) the Original Series B Issuance Price by (B) the Series B Conversion Price (as hereinafter defined), as of the date of conversion.

               (ii) AUTOMATIC CONVERSION. Each share of Series B Preferred shall be automatically converted into fully paid and nonassessable shares of Common Stock, as provided herein, upon (A) the closing of the Avatech Merger or (B) the Corporation's receipt of the written consent of the holders of not less a majority of the then outstanding shares of Series B Preferred to the conversion of all then outstanding Series B Preferred under this subsection. Upon the occurrence of either such event, each share of Series B Preferred shall be automatically converted into the number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) the Original Series B Issuance Price by (B) the Series B Conversion Price (as hereinafter defined), as of the date of conversion. In the event of conversion upon the Avatech Merger, the person(s) entitled to receive the Common Stock issuable upon such

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conversion of Series B Preferred shall be deemed to have converted such
Series B Preferred immediately prior to the closing of the Avatech Merger.

               (iii) CONVERSION PRICE. The "SERIES B CONVERSION PRICE" for each share of Series B Preferred shall initially be the product of one-half multiplied by the Original Series B Issuance Price, and shall be adjusted from time to time as provided in this SECTION 5.

               (iv) NONACCRUAL OF DIVIDENDS. Notwithstanding anything to the contrary in this Agreement, dividends that would have otherwise accrued on each share of the Series B Preferred pursuant to SECTION 2 hereof shall not accrue and shall not be paid to the holders of Series B Preferred upon conversion thereof pursuant to this SECTION 5.

          (b)  MECHANICS OF CONVERSION.

               (i) NO FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of shares of Series B Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the holder shall be paid an amount in cash, rounded to the nearest cent, determined by multiplying (i) the closing price per share of the Common Stock as quoted on the American Stock Exchange on the conversion date by (ii) the fractional interest to which such holder would otherwise be entitled. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

               (ii) VOLUNTARY CONVERSION. Each holder of Series B Preferred who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, or written notice of the loss or destruction thereof and an executed indemnity agreement reasonably satisfactory to the Corporation, at the office of the Corporation or any transfer agent for the Series B Preferred or Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Series B Preferred being converted and the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Series B Preferred, or to the nominee of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and a check payable to such holder in an amount equal to the amount, if any, payable in lieu of the issuance of fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Series B Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

               (iii) AUTOMATIC CONVERSION. Upon occurrence of any event specified in SECTION 5(a)(ii)(A) or (B), the outstanding shares of Series B Preferred shall be converted into Common Stock automatically without the need for any further action by the holder of such shares and whether or not the certificates representing such shares are surrendered to the

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Corporation or its transfer agent; PROVIDED, HOWEVER, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series B Preferred, or written notice of the loss or destruction thereof and an executed indemnity agreement reasonably satisfactory to the Corporation, are delivered to the Corporation or its transfer agent as provided below. Upon the surrender of certificates representing such shares, or such written notice and executed indemnity agreement, at the office of the Corporation or any transfer agent for the Series B Preferred or Common Stock, the Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Series B Preferred, or to the nominee of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and a check payable to such holder in an amount equal to the amount, if any, payable in lieu of the issuance of fractional shares of Common Stock. All rights with respect to shares of Series B Preferred shall forthwith terminate upon occurrence of the event specified in SECTION 5(a)(ii)(A) or (B), except only the right of the holders of such shares to receive Common Stock and the cash payment, if any, upon surrender of their certificates for such shares of Series B Preferred.

          (c) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Corporation shall at any time or from time to time after the Original Issuance Date effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, the applicable Series B Conversion Price then in effect immediately before that subdivision shall be proportionately decreased; conversely, if the Corporation shall at any time or from time to time after the Original Issuance Date effect a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, the applicable Series B Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this SECTION 5(C) shall become effective at the time the subdivision or combination becomes effective.

          (d) ADJUSTMENT FOR CERTAIN DIVIDENDS AND DISTRIBUTIONS. In the event the Corporation at any time or from time to time after the Original Issuance Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the applicable Series B Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Series B Conversion Price then in effect by a fraction;

               (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or at the close of business on such record date; and

               (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or at the close of business on such record date, plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

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PROVIDED, HOWEVER, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Series B Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series B Conversion Price shall be adjusted pursuant to this
SECTION 5(d) as of the time of actual payment of such dividends or distributions.

          (e) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE OR SUBSTITUTION. If the Common Stock shall be changed into or exchanged for the same or different number of shares of any class or classes of stock of the Corporation, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares of Common Stock provided for in SECTION 5(c)), then and in each such event the holder of each share of Series B Preferred shall have the right thereafter to convert such share into the kind and amounts of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the numbers of shares of Common Stock into which such shares of Series B Preferred might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

          (f)  ISSUANCE, TRANSFER OR SALE OF SHARES BELOW CONVERSION PRICE.

               (i) SPECIAL DEFINITIONS. For purposes of this SECTION 5(f), the following definitions shall apply:

                    (A) "ADDITIONAL SHARES OF COMMON STOCK" shall mean all shares of Common Stock issued (or, pursuant to SECTION 5(f)(iii) below, deemed to be issued) by the Corporation after the Original Issuance Date, other than:

                         (1)  shares of Common Stock issued or issuable upon
conversion of Preferred Stock or any other Convertible Security that was issued on or before the date hereof or upon the exercise of any Option that was issued on or before the date hereof;

                         (2)  shares of Common Stock issued or issuable as
compensation to employees, consultants, officers or directors of the Corporation pursuant to any stock option, restricted stock or other equity compensation plans or agreements, as approved by the Board;

                         (3)  shares of Common Stock issued upon a subdivision
or combination of shares of Common Stock as provided in SECTION 5(c) above or as a dividend as provided in SECTION 5(d) above or securities issued pursuant to a recapitalization or other event specified in SECTION 5(e) above;

                         (4)  shares of Common Stock issued or issuable in a
registered public offering;

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                         (5)  shares of Common Stock or instruments
convertible or exercisable into shares of Common Stock issued to a financial institution in connection with a credit facility or other debt financing, as approved by the Board; and

                         (6)  shares of Common Stock or instruments
convertible or exercisable into shares of Common Stock of the Company issued in connection with a merger, consolidation, acquisition or similar business combination that has been approved by at least a majority of the then outstanding Series B Preferred shares.

                    (B) "CONVERTIBLE SECURITIES" shall mean any evidence of indebtedness, shares or other securities convertible into or exchangeable for Additional Shares of Common Stock.

                    (C) "OPTIONS" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Additional Shares of Common Stock or Convertible Securities.

               (ii) ADJUSTMENT OF SERIES B CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. If the Corporation issues Additional Shares of Common Stock before conversion or redemption of the Series B Preferred (including Additional Shares of Common Stock deemed to be issued pursuant to SECTION 5(f)(iii) below) for a consideration per share less than the Series B Conversion Price of any outstanding share of Series B Preferred in effect on the date of and immediately prior to such issuance, then, in each such event, the Series B Conversion Price of such share then in effect shall be reduced, concurrently with such issuance, to a price determined by multiplying such Series B Conversion Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issuance plus (2) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series B Conversion Price in effect immediately prior to such issuance, and (B) the denominator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issuance plus (2) the number of such Additional Shares of Common Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issuance shall be calculated as if all shares of Series B Preferred and any other Convertible Securities had been fully converted into shares of Common Stock immediately prior to such issuance and all outstanding Options had been exercised.

               (iii) DEEMED ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK.

                     (A) OPTIONS AND CONVERTIBLE SECURITIES. If the Corporation, at any time or from time to time after the Original Issuance Date, issues any Options or Convertible Securities or fixes a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the Corporation shall be deemed to have issued Additional Shares of Common Stock as of the time of such issuance or, if such a record date has been fixed, as of the close of business on such record date, in the amount and for the consideration per share provided herein.

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                         (1)  NUMBER OF ADDITIONAL SHARES. The number of
shares of Additional Shares of Common Stock deemed issued with respect to such Options or Convertible Securities shall be the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options and/or the conversion or exchange of such Convertible Securities.

                         (2)  CONSIDERATION PER SHARE. The consideration per
share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Options and Convertible Securities, shall be determined by dividing: (1) the total amount, if any, received or receivable by the Corporation as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                    (B) ADJUSTMENTS. In any such case in which Additional Shares of Common Stock are deemed to be issued:

                         (1)  no further adjustment in the Series B
Conversion Price shall be made upon (a) the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or (b) the conversion or exchange of such Convertible Securities;

                         (2)  if such Options or Convertible Securities by
their terms provide, with the passage of time or otherwise, for any decrease in the consideration payable to the Corporation, or increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof, then the Series B Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                         (3)  if such Options or Convertible Securities by
their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, then the Series B Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

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                         (4)  if the conversion privilege or similar right
represented by any such Convertible Securities shall expire or be cancelled or terminated without having been exercised, the Series B Conversion Price as adjusted upon the original issuance of such Convertible Securities shall be readjusted to the Series B Conversion Price that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock deemed to be issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such conversion or similar right with respect to such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation, whether or not converted, for issuing or selling the Convertible Securities; and

                         (5)  no readjustment pursuant to clause B above
shall have the effect of increasing the Series B Conversion Price above the Series B Conversion Price that would be in effect if such Option or Convertible Securities had not been issued.

               (iv) DETERMINATION OF CONSIDERATION. For purposes of this
SECTION 5(f), the consideration received by the Corporation for the issuance of any Additional Shares of Common Stock shall:

                    (A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                    (B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issuance, as determined in good faith by the Board; and

                    (C) if Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration that covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board.

          (g) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Series B Conversion Price pursuant to this
SECTION 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms of this SECTION 5 and furnish to each holder of Series B Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series B Conversion Price at the time in effect for the Series B Preferred, and (iii) the number of shares of Common Stock and the type and amount, if any, or other property that at the time would be received upon conversion of the Series B Preferred. Upon the written request of any holder of Series B Preferred, the Corporation will as soon as reasonably practicable provide to such holder a written statement of the Series B Conversion

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Price at the time in effect for the Series B Preferred and the number of shares of Common Stock which at the time would be received upon conversion of the Series B Preferred.

          (h) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred. As a condition precedent to the taking of any action which would cause an adjustment to the Series B Conversion Price, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient in order that it may validly and legally issue the shares of its Common Stock issuable based upon such adjusted Series B Conversion Price.

          (i) PAYMENT OF TAXES. The Corporation will pay all taxes and other governmental charges (other than taxes measured by the revenue or income of the holders of the Series B Preferred) that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of the shares of Series B Preferred.

          (j) MINIMUM ADJUSTMENT. No adjustment of the Series B Conversion Price shall be made in an amount less than $.001 per share; PROVIDED, HOWEVER, that any adjustments which are not required to be made as a result of the operation of this subsection shall be carried forward and shall be taken into account in any subsequent adjustment.

     6.   REDEMPTION RIGHTS.

          (a) On or after December 31, 2002, any holder of then outstanding shares of Series B Preferred shall have the right to require that the Corporation redeem up to all of such holder's then outstanding shares of Series B Preferred. The redemption price per share of Series B Preferred shall be the sum of (i) the Original Series B Issuance Price of such share and (ii) all accrued but unpaid dividends on such share (the "REDEMPTION PRICE"). If a holder of such Series B Preferred elects to exercise its rights under this SECTION 6(a), such holder shall provide notice to the Corporation of such election in accordance with SECTION 9. The notice to the Corporation shall specify the number of shares to be redeemed by the Corporation and shall include the original certificate(s) representing the shares of Series B Preferred to be redeemed. Within thirty (30) days after receipt of the foregoing, the Corporation shall pay the appropriate redemption amount by check or wire transfer and shall return a certificate representing the number of shares of Series B Preferred, if any, that were not redeemed.

          (b) The Corporation shall redeem at the Redemption Price all shares of Series B Preferred, if any, that are outstanding as of December 31, 2003. The Corporation will pay the appropriate redemption amount by check or wire transfer within thirty (30) days after the receipt of the certificate(s) representing the shares of Series B Preferred then outstanding.

          (c) If on the date that a redemption is requested or required to be made the funds of the Corporation legally available for the redemption of shares of Series B Preferred are

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insufficient to redeem all of the shares of Series B Preferred to be redeemed on such date, the holders of the shares to be redeemed shall share ratably in any funds legally available for redemption of such shares.

          (d) From and after the payment of the Redemption Price for shares of Series B Preferred to be redeemed, all rights of the holders of Series B Preferred with respect to such shares of Series B Preferred for which the Redemption Price has been paid shall cease and such shares shall cease to be outstanding, whether or not the certificate(s) representing such shares have been received by the Corporation.

     7. PROTECTIVE PROVISIONS. So long as any shares of Series B Preferred remain outstanding, the Corporation shall not, without the vote or written consent of the holders of at least a majority of the then outstanding shares of Series B Preferred, voting as a single class:

          (a) amend the Certificate of Incorporation or the bylaws of the Corporation in any manner that would alter, change or repeal any of the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the Series B Preferred;

          (b) create, authorize, issue, transfer or sell any equity security (including without limitation any indebtedness convertible into or exercisable for any equity security) senior to or on a parity with the Series B Preferred as to any material terms, including without limitation dividend rights, redemption rights or liquidation preferences; or

          (c)  effect any Liquidity Event.

     8. NO REISSUANCE OF SERIES B PREFERRED. No share or shares of Series B Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

     9. NOTICES. Unless otherwise specified, any notice required by the provisions of these designations shall be deemed given upon the earlier of the following events: (a) personal delivery to the party to be notified, (b) facsimile transmission to the party to be notified (with written or facsimile confirmation of receipt), (c) delivery by an overnight express courier service to the party to be notified (delivery, postage or freight charges prepaid), or (d) on the third business day following deposit in the United States Post Office (if sent by registered or certified mail, return receipt requested, with delivery, postage or freight charges prepaid), addressed in the case of notice to the holders of record of Series B Preferred to each holder at such holder's address appearing on the books of the Corporation and in the case of notice to the Corporation to the President at the principal executive offices of the Corporation.

     10. EXCLUSION OF OTHER RIGHTS. Except as may otherwise be required by law, the shares of Series B Preferred shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this

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resolution (as such resolution may be amended from time to time) and in the
Certificate of Incorporation of the Corporation.

     11. HEADINGS OF SUBDIVISIONS. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

     12.  SEVERABILITY OF PROVISIONS.

          If any voting powers, preferences and relative, participating, optional and other special rights of the Series B Preferred and qualifications, limitations and restrictions thereof set forth in this resolution (as such resolution may be amended from time to time) is held invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series B Preferred and qualifications, limitations and restrictions thereof set forth in this resolution (as so amended) that can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series B Preferred and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series B Preferred and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series B Preferred and qualifications, limitations and restrictions thereof unless so expressed herein.

                            [SIGNATURE PAGE FOLLOWS]

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     IN WITNESS WHEREOF, this certificate is executed to be effective as of the date first written above.

                                        PLANETCAD INC.

                                        By: /s/ Joy M. Godesiabois
                                            --------------------------
                                            Name: Joy M. Godesiabois
                                            Title: Chief Financial Officer,
                                                   Vice President and Secretary

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